                                                                       Exhibit e



                   AMENDED AND RESTATED UNDERWRITING AGREEMENT
                           BETWEEN LIBERTY ACORN TRUST
                       AND LIBERTY FUNDS DISTRIBUTOR, INC.

         THIS UNDERWRITING AGREEMENT ("Agreement"), is hereby made by and between Liberty Acorn Trust, a business trust organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter called the "Fund"), and Liberty Funds Distributor, Inc., a corporation organized and existing under the laws of the Commonwealth of Massachusetts (hereinafter called the "Distributor").

         WITNESSETH:

         WHEREAS, the Fund is engaged in business as an open-end management investment company registered under the Investment Company Act of 1940, as amended ("ICA-40"); and

         WHEREAS, the Distributor is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended ("SEA-34") and the laws of each state (including the District of Columbia and Puerto Rico) in which it engages in business to the extent such law requires, and is a member of the National Association of Securities Dealers ("NASD") and the Securities Investor Protection Corporation (such registrations and membership are referred to collectively as the "Registrations"); and

         WHEREAS, the Fund desires the Distributor to act as the distributor in the public offering of its shares of beneficial interest (hereinafter called "Shares");

         WHEREAS, the Fund shall pay all charges of its transfer, shareholder recordkeeping, dividend disbursing and redemption agents, if any; all expenses of notices, proxy solicitation material and reports to shareholders; all expenses of preparation of annual or more frequent revisions of the Fund's Prospectus(es) and Statement(s) of Additional Information ("SAIs") and of supplying copies thereof to shareholders; all expenses of registering and maintaining the registration of the Fund under ICA-40 and of the Fund's Shares under the Securities Act of 1933, as amended ("SA-33"); all expenses of filing notices relating to the sale of its Shares under securities laws of various states or other jurisdictions and of registration and qualification of the Fund under all laws applicable to the Fund or its business activities; and

        WHEREAS, Liberty Wanger Asset Management, L.P. ("Liberty WAM"), investment adviser to the Fund, or its affiliates, may pay expenses incurred in the sale and promotion of the Fund except as provided in the Fund's l2b-1 plan;

        NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

         1. APPOINTMENT. The Fund appoints Distributor to act as principal underwriter (as such term is defined in Sections 2(a)(29) of ICA-40) of its Shares for each series or class of the Fund set forth on SCHEDULE A hereto.

         2. DELIVERY OF FUND DOCUMENTS. The Fund has furnished Distributor with properly certified or authenticated copies of each of the following in effect on the date hereof and shall furnish Distributor from time to time properly certified or authenticated copies of all amendments or supplements thereto:

         (a)      Agreement and Declaration of Trust;

         (b)      Bylaws;

         (c) Resolutions of the Board of Trustees of the Fund (hereinafter referred to as the "Board") selecting Distributor as distributor and approving this form of agreement and authorizing its execution.

         The Fund shall furnish Distributor promptly with copies of any registration statements filed by it with the Securities and Exchange Commission ("SEC") under SA-33 or ICA-40, together with any financial statements and exhibits included therein, and all amendments or supplements thereto hereafter filed.

         The Fund also shall furnish Distributor such other certificates or documents which Distributor may from time to time, in its discretion, reasonably deem necessary or appropriate in the proper performance of its duties.

         3.       DISTRIBUTION OF SHARES.

         (a) Subject to the provisions of Paragraphs 6, 7, 10, 11, 12, 13 and 14 hereof, and to such minimum purchase and other requirements as may from time to time be described in the Fund's Prospectus(es), Distributor, acting as principal for its own account and not as agent for the Fund, shall have the right to purchase Shares from the Fund. Distributor shall sell Shares only in accordance with the Fund's Prospectus(es), on a "best efforts" basis. Distributor shall purchase Shares from the Fund at a price equal to the net asset value, shall sell Shares at the public offering price as defined in Paragraph 8, and shall retain all sales charges.

         (b) The Fund shall pay all expenses associated with notices, proxy solicitation material, the preparation of annual or more frequent revisions to the Fund's Prospectus(es) and SAI(s) and of printing and supplying the currently effective Prospectus(es) and SAI(s) to shareholders, other than those necessitated by Distributor's activities or rules and regulations related to Distributor's activities where such amendments or supplements result in expenses which the Fund would not otherwise have incurred.

         (c) The Distributor (or its affiliates) shall pay the costs of printing and supplying all copies of the Prospectus(es) and SAI(s) that it may reasonably request for use in connection with the distribution of Shares. The Distributor will also pay the expenses of the preparation, excluding legal fees, and printing of all amendments and supplements to the Fund's Prospectus(es) and SAI(s) if the amendment or supplement arises from Distributor's activities or rules and regulations related to Distributor's activities and those expenses would not otherwise have been incurred by the Fund. Distributor will pay all expenses incurred by Distributor in advertising, promoting and selling Fund Shares.

         (d) Prior to the continuous offering of any Shares of any series of the Fund established during the term of this Agreement, commencing on a date agreed upon by the Fund and the Distributor, the Distributor may solicit subscriptions for such Shares during a subscription period which shall last for such period as may be agreed upon by the parties hereto. The subscriptions will be payable within three business days after the termination of the subscription period, at which time that series of the Fund will commence operations.

         4. SELLING AGREEMENTS. Distributor is authorized to enter into agreements with other broker-dealers providing for the solicitation of unconditional orders for purchases of the Fund's Shares authorized for issuance and registered under SA-33 and fix therein the portion of the sales charge which may be reallowed to the selected dealers, as permitted under that Fund's Prospectus(es). All such agreements shall be either in the form of agreement attached hereto or in such other form as may be approved by the officers of the Fund ("Selling Agreement"). Within the United States, the Distributor shall offer and sell Shares to such selected dealers as are members in good standing of the NASD; "banks" as such term is defined in Section 3(a)(6) of the Exchange Act or a "bank holding company" as such term is defined in the Bank Holding Company Act of 1956, as amended, duly organized, validly existing and in good standing under the laws of the jurisdiction in which it was organized; and such other entities or purchasers as the parties hereto otherwise mutually agree in writing.

         5. CONDUCT OF BUSINESS. Other than as set forth in the Fund's currently effective Prospectus(es), Distributor will not distribute any sales material or statements except literature or advertising which conforms to the requirements of federal and state securities laws and regulations which have been filed, where necessary, with the appropriate regulatory authorities. Upon any Fund's request, Distributor will furnish the Fund with copies of all such materials prior to their use. Any sales material or statements the substance of which is not included in the Prospectus(es) or SAI(s) shall be submitted for advance approval by the Fund.

         6. SOLICITATION OF ORDERS TO PURCHASE SHARES BY FUND. The rights granted to the Distributor shall be non-exclusive in that the Fund reserves the right to solicit purchases from, and sell its Shares to, investors. Further, the Fund reserves the right to issue Shares in connection with the merger or consolidation of any other investment company, trust or personal holding company with the Fund or any series of the Fund, or the Fund's acquisition, by the purchase or otherwise, of all or substantially all of the assets of an investment company, trust or personal holding company, or substantially all of the outstanding shares or interests of any such entity. Any right granted to Distributor to solicit purchases of shares will not apply to Shares that may be offered by any Fund to shareholders by virtue of their being shareholders of the Fund.

         7. SHARES COVERED BY THIS AGREEMENT. This Agreement relates to the solicitation of orders to purchase Shares that are duly authorized and registered and available for sale by the Fund, including redeemed or repurchased Shares if and to the extent that they may be legally sold and if, but only if, a Fund authorizes the Distributor to sell them.

         8. PUBLIC OFFERING PRICE. The public offering price for the Fund's Shares will be the net asset value per Share next determined by the Fund after the Distributor or its appointed agent receives the order plus any sales charge as set forth in the Fund's applicable Prospectus(es). The net asset value per Share shall be determined in the manner provided in the Fund's Agreement and Declaration of Trust as now in effect or as may be amended, and as reflected in the Fund's then current Prospectus(es) and SAI(s).

         9.       COMPENSATION.

         (a) SALES CHARGE. Distributor shall be entitled to charge a sales charge on the sale or redemption, as appropriate, of such series and classes of the Fund's Shares as set forth in the Fund's then current Prospectus(es). Distributor may allow any dealers with which it has signed selling agreements such commissions or discounts from and not exceeding the total sales charge as Distributor shall deem advisable, so long as any such commissions or discounts are set forth in the Fund's current Prospectus(es) to the extent required by the applicable federal and state securities laws. Distributor may also make payments to dealers from Distributor's own resources, subject to the following conditions: (a) any such payments shall not create any obligation for or recourse against the Fund or any series or class, and (b) the terms and conditions of any such payments are consistent with the Fund's Prospectus(es) and applicable federal and state securities laws and are disclosed in the Prospectus(es) or SAI(s) to the extent such laws may require.

         (b) DISTRIBUTION PLANS. Distributor shall also be entitled to compensation for its services as provided in any Distribution Plan adopted as to any series and class of the Fund's Shares pursuant to Rule 12b-1 under the 1940 Act.

         10. SUSPENSION OF SALES. If and whenever the determination of the Fund's net asset value is suspended and until such suspension is terminated, the Distributor shall not accept orders for Shares except for unconditional orders placed before the suspension. In addition, the Fund reserves the right to suspend sales of Shares if, in the judgment of the Board of the Fund, it is in the best interest of the Fund to do so, such suspension to continue for such period as may be determined by the Board of the Fund; and in that event, (i) at the direction of the Fund, Distributor shall suspend receipt and acceptance of orders to purchase Shares of the Fund until otherwise instructed by the Fund and
(ii) the Distributor shall not accept orders to purchase Shares while such suspension remains in effect unless otherwise directed by the Board.

         11.      ORDERS AND PAYMENT FOR SHARES.

         (a) Distributor shall direct orders for the purchase of Shares of any series to the Fund's transfer agent. At or prior to the time of delivery of any Shares, the Distributor will pay or cause to be paid to the custodian of the Fund's assets, for the account of such series, an amount in cash equal to the purchase price of such Shares. The Fund's custodian and transfer agent shall be identified in its Prospectus(es).

         (b) The Fund, or any agent of the Fund designated in writing by the Fund, shall be promptly advised of all purchase orders for Fund Shares received by the Distributor. Any order may be rejected by the Fund; provided, however, that the Fund will not arbitrarily or without reasonable cause refuse to accept or confirm orders for the purchase of Fund Shares from eligible investors.

         12.      REPURCHASE OR REDEMPTION OF SHARES BY THE FUND.

         (a) Any of the outstanding Fund Shares may be tendered to the transfer agent for redemption at any time, other than when the Fund suspends redemptions as permitted by its Prospectus(es) or applicable law, and the Fund agrees to repurchase or redeem the Shares so tendered in accordance with its obligations as set forth in its Agreement and Declaration of Trust, as amended from time to time, and in accordance with the applicable provisions set forth in the Prospectus(es) and SAI(s). The price to be paid to redeem or repurchase the Shares shall be equal to the net asset value calculated in accordance with the provisions of the Fund's Prospectus(es) and SAI(s), less any contingent deferred sales charge ("CDSC"), redemption fee or other charge(s), if any, set forth in the Prospectus(es) or SAI(s) of the Fund relating to the Shares redeemed. All payments by the Fund hereunder shall be made in the manner set forth below.

         (b) If Shares are tendered to the transfer agent for redemption or repurchase by the Fund within seven business days after Distributor's acceptance of the original purchase order for such Shares, Distributor will immediately refund to the Fund the full sales commission (net of allowances to dealers or brokers) allowed to Distributor on the original sale, and will promptly, upon receipt thereof, pay to the Fund any refunds from dealers or brokers of the balance of sales commissions reallowed by Distributor. The transfer agent shall notify Distributor of such tender for redemption within ten days of the day on which notice of such tender for redemption is received by the transfer agent.

         (c) The transfer agent shall pay the total amount of the redemption price as defined in the above paragraph
                  12(a), pursuant to the instructions of the Distributor in Federal Funds on or before the seventh business day subsequent to its having received the notice of redemption in proper form except as otherwise provided in the Prospectus(es) or SAI(s) of the Fund. The proceeds of any redemption of Shares shall be paid by the transfer agent as follows: (i) any applicable CDSC shall be paid to the Distributor, and (ii) the balance shall be paid to or for the account of the shareholder, in each case in accordance with the applicable provision of the Prospectus(es) and SAI(s).

         13. PURCHASES FOR DISTRIBUTOR'S OWN ACCOUNT. Distributor may purchase Shares for its own investment account upon Distributor's written assurance that the purchase is for investment purposes and that the Shares will not be resold except through redemption by the Fund.

         14. INVESTMENT PROGRAMS. In connection with any program under which Liberty WAM or one of its affiliates offers investment advice to shareholders, the Distributor is authorized to offer and sell Shares of the Fund, as principal, to participants in such program. The terms of this Agreement shall apply to such sales, including terms as to the offering price of Shares, the proceeds to be paid to the Fund, the duties of the Distributor, the payment of expenses and indemnification obligations of the Fund and the Distributor.

         15. AUTHORIZED REPRESENTATIONS. No Fund is authorized by the Distributor to give on behalf of the Distributor any information or to make any representations other than the information and representations contained in the Fund's registration statement filed with the SEC under SA-33 and/or ICA-40 as it may be amended from time to time.

         16. REGISTRATION OF ADDITIONAL SHARES. The Fund hereby agrees to register an indefinite number of Shares pursuant to Rule 24f-2 under ICA-40, as amended. The Fund will, in cooperation with the Distributor, take such action as may be necessary from time to time to file in any state mutually agreeable to the Distributor and the Fund, any notices relating to the sale of the Shares (so registered or otherwise qualified for sale under SA-33) required by applicable state law or regulation; provided, however, that nothing herein shall be deemed to prevent the Fund from filing notices relating to its Shares without approval of the Distributor in any state it deems appropriate.

         17. CONFORMITY WITH LAW. Distributor agrees that in soliciting orders to purchase Shares it shall duly conform in all respects with applicable federal and state laws and the rules and regulations of the NASD. Distributor will use its best efforts to maintain its Registrations in good standing during the term of this Agreement and will promptly notify the Fund and Liberty WAM in the event of the suspension or termination of any of the Registrations. The Distributor will observe and be bound by all the provisions of the Fund's Agreement and Declaration of Trust (and of any fundamental policies adopted by the Fund pursuant to ICA-40, written notice of which shall have been given to the Distributor) which at the time in any way require, limit, restrict or prohibit or otherwise regulate any action on the part of the Distributor.

         18. INDEPENDENT CONTRACTOR. Distributor shall be an independent contractor and neither the Distributor, nor any of its officers, directors, employees, or representatives is or shall be an employee of the Fund in the performance of Distributor's duties hereunder. Distributor shall be responsible for its own conduct and the employment, control, and conduct of its agents and employees and for injury to such agents or employees or to others through its agents and employees and agrees to pay all employee taxes thereunder. Distributor may appoint sub-agents or distribute through dealers or otherwise as Distributor may determine from time to time, but this Agreement shall not be construed as authorizing any dealer or other person to accept orders for sale or repurchase on the Fund's behalf or otherwise act as the Fund's agent for any purpose.

         19. INDEMNIFICATION. Distributor agrees to indemnify and hold harmless the Fund and each of the members of its Board and its officers, employees and representatives and each person, if any, who controls the Fund within the meaning of Section 15 of SA-33 against any and all losses, liabilities, damages, claims and expenses (including the reasonable costs of investigating or defending any alleged loss, liability, damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which the Fund or such of the members of its Board and of its officers, employees, representatives, or controlling person or persons may become subject under SA-33, under any other statute, at common law, or otherwise, arising out of or based upon (i) any violation of an applicable law, rule or regulation or wrongful act by Distributor or any of Distributor's directors, officers, employees or representatives, or (ii) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, Prospectus, SAI, shareholder report or other information covering Shares of the Fund filed or made public by the Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such statement or omission was made in reliance upon information furnished to the Fund by Distributor in writing. In no case (i) is Distributor's indemnity in favor of the Fund, or any person indemnified, to be deemed to protect the Fund or such indemnified person against any liability to which the Fund or such person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement or
(ii) is Distributor to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Fund or any person indemnified unless the Fund or such person, as the case may be, shall have notified Distributor in writing of the claim within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim served upon the Fund or upon such person (or after the Fund or such person shall have received notice of such service on any designated agent). However, failure to notify Distributor of any such claim shall not relieve Distributor from any liability which Distributor may have to the Fund or any person against whom such action is brought otherwise than on account of Distributor's indemnity agreement contained in this Paragraph.

         Distributor shall be entitled to participate, at its own expense, in the defense, or, if Distributor so elects, to assume the defense of any suit brought to enforce any such claim but, if Distributor elects to assume the defense, such defense shall be conducted by legal counsel chosen by Distributor and satisfactory to the persons indemnified who are defendants in the suit. In the event that Distributor elects to assume the defense of any such suit and retain such legal counsel, persons indemnified who are defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If Distributor does not elect to assume the defense of any such suit, Distributor will reimburse persons indemnified who are defendants in such suit for the reasonable fees of any legal counsel retained by them in such litigation.

         The Fund agrees to indemnify and hold harmless Distributor and each of its directors, officers, employees, and representatives and each person, if any, who controls Distributor within the meaning of Section 15 of SA-33 against any and all losses, liabilities, damages, claims or expenses (including the damage, claim or expense and reasonable legal counsel fees incurred in connection therewith) to which Distributor or such of its directors, officers, employees, representatives or controlling person or persons may become subject under SA-33, under any other statute, at common law, or otherwise arising out of or based upon (i) any violation of applicable law, rule or regulation or wrongful act by the Fund or any of the members of the Fund's Board, or the Fund's officers, employees or representatives other than Distributor, or (ii) any untrue statement or alleged untrue statement of a material fact contained in a registration statement, Prospectus, SAI, shareholder report or other information covering Shares filed or made public by the Fund or any amendment thereof or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading unless such statement or omission was made in reliance upon information furnished by Distributor to the Fund. In no case (i) is the Fund's indemnity in favor of the Distributor or any person indemnified to be deemed to protect the Distributor or such indemnified person against any liability to which Distributor or such indemnified person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its or his duties or by reason of its or his reckless disregard of its or his obligations and duties under this Agreement, or (ii) is the Fund to be liable under its indemnity agreement contained in this Paragraph with respect to any claim made against Distributor or any person indemnified unless Distributor, or such person, as the case may be, shall have notified the Fund in writing of the claim within a reasonable time after the summons, or other first written notification, giving information of the nature of the claim served upon Distributor or upon such person (or after Distributor or such person shall have received notice of such service on any designated agent). However, failure to notify the Fund of any such claim shall not relieve the Fund from any liability which the Fund may have to Distributor or any person against whom such action is brought otherwise than on account of the Fund's indemnity agreement contained in this Paragraph.

         With respect to any claim by the Distributor for recovery of any liability of the Fund arising hereunder allocated to a particular series of the Fund if there be more than one (whether in accordance with the express terms hereof or otherwise), the Distributor shall have recourse solely against the assets of that series to satisfy such claim and shall have no recourse against the assets of any other series for such purpose.

         The Fund shall be entitled to participate, at its own expense, in the defense or, if the Fund so elects, to assume the defense of any suit brought to enforce such claim but, if the Fund elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Fund and satisfactory to the persons indemnified who are defendants in the suit. In the event that the Fund elects to assume the defense of any such suit and retain such legal counsel, the persons indemnified who are defendants in the suit shall bear the fees and expenses of any additional legal counsel retained by them. If the Fund does not elect to assume the defense of any such suit, the Fund will reimburse the persons indemnified who are defendants in such suit for the reasonable fees and expenses of any legal counsel retained by them in such litigation.

         20. DURATION AND TERMINATION OF THIS AGREEMENT. With respect to the Fund and the Distributor, this Agreement shall become effective on September ____, 2002. After this Agreement shall become effective, unless terminated as provided herein, it shall remain in effect through July 31, 2003 and from year to year thereafter, but only so long as such continuance is specifically approved at least annually (a) by a vote of majority of the members of the Board of the Fund who are not interested persons of the Distributor or of the Fund, voting in person at a meeting called for the purpose of voting on such approval, and (b) by the vote of either the Board of the Fund or a majority of the outstanding Shares of the Fund. This Agreement may be terminated by and between the Fund and Distributor at any time, without the payment of any penalty (a) on 60 days' written notice, by the Board of the Fund or by a vote of a majority of the outstanding Shares of the Fund, or by Distributor, or (b) immediately, on written notice by the Board of the Fund, in the event of termination or suspension of any of the Registrations. This Agreement will automatically terminate in the event of its assignment. In interpreting the provisions of this Paragraph 20 the definitions contained in Section 2(a) of ICA-40 (particularly the definitions of "interested person", "assignment", and "majority of the outstanding Shares") shall be applied.

         21. AMENDMENT OF THIS AGREEMENT. No provision of this Agreement may be changed, waived, discharged, or terminated orally, but only by an instrument in writing signed by each party against which enforcement of the change, waiver, discharge, or termination is sought. If the Fund should at any time deem it necessary or advisable in the best interests of the Fund that any amendment of this Agreement be made in order to comply with the recommendations or requirements of the SEC or any other governmental authority or to obtain any advantage under state or Federal tax laws and notifies Distributor of the form of such amendment, and the reasons therefor, and if Distributor should decline to assent to such amendment, the Fund may terminate this Agreement forthwith. If Distributor should at any time request that a change be made in the Fund's Agreement and Declaration of Trust or by-laws or in its methods of doing business, in order to comply with any requirements of Federal law or regulations of the SEC, or of a national securities association of which Distributor is or may be a member, relating to the sale of Shares, and the Fund should not make such necessary changes within a reasonable time, Distributor may terminate this Agreement forthwith.

         22. LIABILITY. It is understood and expressly stipulated that neither the shareholders of the Fund nor the members of the Board of the Fund shall be personally liable hereunder. The obligations of the Fund are not personally binding upon, nor shall resort to the private property of, any of the members of the Board of the Fund, nor of the shareholders, officers, employees or agents of the Fund, but only the property of the applicable series of the Fund shall be bound. A copy of the Declaration of Trust and of each amendment thereto has been filed by the Trust with the Secretary of State of The Commonwealth of Massachusetts, as well as any other governmental office where such filing may from time to time be required.

         23. MISCELLANEOUS. The captions in this Agreement are included for convenience or reference only, and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         24. NOTICE. Any notice required or permitted to be given by a party to this Agreement or to any other party hereunder shall be deemed sufficient if delivered in person or sent by registered or certified mail postage prepaid, addressed by the party giving notice to each such other party at the address provided below or to the last address furnished by each such other party to the party giving notice.

If to the Fund:             227 West Monroe Street, Suite 3000
                            Chicago, Illinois 60606-5016
                            Attn:  Secretary

If to Distributor:          One Financial Center
                            Boston, Massachusetts 02111
                            Attn:  General Counsel
                                   Liberty Funds Group LLC

                                       LIBERTY FUNDS DISTRIBUTOR, INC.

                                       By:
                                           -------------------------------------
                                                Co-President

ATTEST:
                                       LIBERTY ACORN TRUST

                                       By:
                                           -------------------------------------
                                                Vice President

ATTEST:

Assistant Secretary

                      Schedule A to Underwriting Agreement
                         Between Liberty Acorn Trust and
                         Liberty Funds Distributor, Inc.

The series of the Trust covered by this agreement are:

Liberty Acorn Fund
Liberty Acorn International
Liberty Acorn USA
Liberty Acorn Twenty
Liberty Acorn Foreign Forty
Columbia Thermostat Fund



 Dated as of September ___, 2002.


                                      A-1